EXHIBIT 99.1

Onfolio Holdings Inc. Completes Acquisition of Proofread Anywhere, Inc.

WILMINGTON, Delaware, October 17, 2022 -- Onfolio Holdings, Inc. (Nasdaq: ONFO, ONFOW) (“Onfolio”), a holding company that acquires and manages a diversified portfolio of online businesses across a broad range of verticals, today announced the completion of its acquisition of Proofread Anywhere and its related assets from BCP Media, pursuant to an agreement entered into on October 13, 2022. The transaction closed the following day, October 14, 2022.

Launched in 2014, Proofread Anywhere provides extensive online resources in the form of courses, workshops, and blog posts for readers looking to train and become professional proofreaders. The curriculum helps users spot common errors, catch grammatical mistakes, and in turn, improve their proofreading skills and launch new careers. The business also sells digital books covering several topics such as writing skills and freelancer taxation, and generates revenue through its courses, workshops, and eBook sales, each sold individually and in bundles. Proofread Anywhere reported approximately $1.38 million of adjusted EBITDA in 2021 (on an unaudited basis).

“We are excited to welcome another leading digital business to our portfolio with the acquisition of Proofread Anywhere from BCP Media,” said Dominic Wells, CEO of Onfolio. “Proofread Anywhere is a provider of business-to-consumer online courses and operates in the global e-learning market that is forecasted to grow more than 20% annually in a massive marketplace. In acquiring Proofread Anywhere, we have further advanced our strategy and added another excellent business to our portfolio. We look forward to working with the Proofread Anywhere team and we welcome them to Onfolio.”

Mr. Wells continued, “We see a significant near-term opportunity to leverage the assets of Proofread Anywhere for increased growth due to our existing relationships. Onfolio’s strategy dictates identifying compelling businesses to create value for stakeholders and this transaction will allow us to continue our execution of these efforts.”

“Over the past eight years, Proofread Anywhere has helped thousands of people launch their freelancing career in proofreading, instilling both the skills and confidence needed to take this significant step in their professional journey. Onfolio is determined to continue to drive these core values and I am pleased to partner with an acquirer that will be able to further scale the business and engage the community my team and I’ve built,” said Founder of Proofread Anywhere, Caitlin Pyle.

FE International, Inc., the global market leader in mid-market technology mergers and acquisitions, acted as lead M&A advisor to Proofread Anywhere.

Onfolio Holdings Inc.

Onfolio acquires and manages a diversified portfolio of online businesses across a broad range of verticals, each with a niche content focus and brand identity. Onfolio acquires business that meet its investment criteria, being that such businesses operate in sectors with long-term growth opportunities, have positive and stable cash flows, face minimal threats of technological or competitive obsolescence and can be managed by our existing team or have strong management teams largely in place. Visit www.onfolio.com for more information.

About Proofread Anywhere

Established in 2014, Proofread Anywhere has helped more than 15,000 action-taking eagle eyes build highly profitable remote businesses by teaching them, not only proofreading methods and practices, but also how to market their services.

About FE International

FE International is an award-winning global M&A Advisor of SaaS, e-commerce and content businesses, with over 1200 closed transactions. Founded in 2010, FE is known for its extensive network of pre-qualified international investors and institutional relationships. Its team includes experts in exit planning, valuation, accounting, legal and more. FE serves clients worldwide with headquarters in New York and regional offices in Miami, San Francisco and London. It was named one of The Americas’ Fastest Growing Companies in 2022, 2021 and 2020 by The Financial Times and is also a four-time Inc. 5000 company.

Safe Harbor Statement

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words “may,” “will,” “should,” “plans,” “explores,” “expects,” “anticipates,” “continues,” “estimates,” “projects,” “intends,” and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing new customer offerings, changes in customer order patterns, changes in customer offering mix, continued success in technological advances and delivering technological innovations, delays due to issues with outsourced service providers, those events and factors described by us under the caption “Risk Factors” included in our SEC filings and other risks to which our company is subject, and various other factors beyond the company’s control.

Investor Contact

Alex Thompson / Greg Robles

Gateway Group, Inc.

949.574.3860

ONFO@gatewayir.com